Exhibit 10.

CDI CORP.
STOCK OPTION AGREEMENT

Section 1. Grant of Option.

     The CDI Corp. Board of Directors’ Compensation Committee, pursuant to the authority granted to it by the CDI Corp. Board of Directors to administer the CDI Corp. 2004 Omnibus Stock Plan (the “Plan”), hereby grants to [INSERT NAME] (“Optionee”) an option (the “Option” when reference is made to the right to purchase all of the Shares) to purchase up to [INSERT NUMBER OF SHARES] shares of CDI Corp. common stock (the “Shares” when reference is made to all or a portion of the shares subject to the Option), according to the terms and conditions set forth herein and in the Plan.

Section 2. Other Definitions.

               (a) “Board” means the Board of Directors of the Company.

               (b) “Cause” shall have the same meaning as is set forth in an employment or engagement agreement between Optionee and the Company. If there is no such agreement, then Cause shall mean:

(i)	Optionee’s rendering services while under the influence of alcohol or illegal drugs;

(ii)	Optionee’s performing any act of dishonesty, other than an act of immaterial consequences, in rendering services to the Company, including without regard to materiality, falsification of records, expense accounts or other reports;

(iii)	Optionee’s conviction, whether by judgment or plea, of any crime which constitutes a felony or which constitutes a misdemeanor involving violence, fraud, embezzlement or theft;

(iv)	Optionee’s violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing Optionee from such activities as are essential for Optionee to perform services for the Company;

(v)	Optionee’s violation of any of the Company’s policies which provide for termination of employment as a possible consequence of such violation;

(vi)	Optionee’s engaging in conduct which is injurious (other than to an immaterial extent) to the Company;

(vii)	the Company’s receipt of reliable information from any source of Optionee’s entering into or intending to enter into competition with the Company; or

(viii)	refusal to perform such duties as may be delegated or assigned to Optionee, consistent with Optionee’s position, by his or her supervisor.

               (c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

               (d) “Committee” means the Compensation Committee of the Board, or its successor.

               (e) “Company”, as the context requires, means CDI Corp., CDI Corp. and its subsidiaries or the individual subsidiary of CDI Corp. which employs or retains Optionee. As applied to a director of the Company, the term “Company” means CDI Corp. except for purposes of Section 9.

               (f) “Date of Exercise” means the date on which the notice required by Section 10 below is received by the Company or its agent.

               (g) “Date of Grant” means [INSERT DATE], the date on which the Option is granted.

               (h) “Disability” shall mean a physical, mental or other impairment within the meaning of section 22(e)(3) of the Code.

               (i) “Fair Market Value” means an amount equal to the closing price of actual sales of Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of Stock on such Exchange on the last preceding date on which there was a sale.

               (j) “Option Price” means [INSERT PRICE].

               (k) “Retirement” means Optionee’s leaving the employ of the Company:

(i)	on or after the date that Optionee satisfies one of the following combinations of age and years of service with the Company:

•	60 years of age and 20 years of service;

•	62 years of age and 15 years of service; or

•	65 years of age and 5 years of service; or

(ii)	at such earlier date as may be approved by the Committee, in its sole discretion.

               (l) “Stock” means CDI Corp. common stock, par value $.10 per share.

               (m) “Termination Date” means the earliest of the following:

(i)	[the date seven years following the Date of Grant];

(ii)	in the event Optionee’s employment or engagement with the Company is terminated by the Company for Cause, the date of such termination;

(iii)	in the event Optionee’s employment or engagement with the Company is terminated through Optionee’s resignation or by the Company for reasons other than for Cause, two weeks following the date of such termination;

(iv)	in the event Optionee’s employment or engagement with the Company is terminated as a result of Optionee’s death, Disability or Retirement, six months following such event;

(v)	such other date as may be determined by the Committee.

A transfer of employment between the Company and an affiliate of the Company shall not be deemed a termination of employment.

Section 3. Time of Exercise.

               No Option shall be exercisable with respect to any Shares unless the Option has vested with respect to such Shares in accordance with Section 4 hereof. If vested, the Option may be exercised at any time after vesting until the Termination Date in whole or in part.

Section 4. Option Vesting

               (a) Subject to the accelerated vesting provision of Section 4 (b), and unless otherwise determined by the Committee, the Option will vest at the rate of 20% per year on each of the first five anniversaries of the Date of Grant.

               (b) If Optionee’s employment with the Company terminates as a result of death, Disability or Retirement, the Option will vest as to all unvested shares as of the date of such event.

Section 5. Withholding.

               Optionee shall be responsible for making appropriate provisions for all taxes, including, without limitation, federal, state, local or foreign income or payroll taxes, required by law to be withheld in connection with the Option, including the exercise of the Option. Optionee shall pay the necessary amount to the Company in cash or agree to accept in full satisfaction of the Option hereunder the net number of Shares remaining after provision for the withholding taxes. Optionee’s failure to tender the required withholding amount within three days of the Company’s request for that amount shall constitute agreement to accept the net number of Shares remaining after provision for withholding taxes, plus cash in lieu of any remaining fractional share. The portion of any Shares withheld pursuant to the applicable federal, state and local tax laws shall be determined by using the Fair Market Value of the Stock on the last trading day immediately preceding the date that such Stock is received pursuant to the exercise of the Option.

Section 6. Payment for Shares by Optionee.

               The Option Price of the shares of Stock to be received upon the exercise of the Option shall be paid within three days of the Date of Exercise: (i) in cash, or, (ii) with the consent of the Committee which shall be granted only if the Committee is satisfied that the proposed arrangement is consistent with the requirements of section 402 of the Sarbanes-Oxley Act of 2002, with the proceeds received from a broker-dealer whom the Optionee has authorized to sell all or a portion of the Stock covered by the Option, or (iii) with the consent of the Committee, in whole or in part in Stock held by the Optionee for at least six months and valued at Fair Market Value on the Date of Exercise. With the consent of the Committee, payment upon the exercise of a non-qualified option may be made in whole or in part by restricted stock which has been held by the Optionee for at least six months (based on the Fair Market Value of the restricted stock on the Date of Exercise, as determined by the Committee). In such case, the Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.

Section 7. Nontransferability of Option.

               The Option may not be pledged, assigned or transferred, in whole or in part, unless the Option is transferred (i) by will or the applicable laws of descent and distribution or (ii) with the prior written approval of the Committee, to the spouse or descendant of the Optionee or a trust for the benefit of the spouse or descendants (but any such transfer shall, in all cases, be subject to the provisions of this Agreement).

Section 8. Stock Ownership Standards.

               If Optionee is subject to any stock ownership standards imposed by the Company, those standards may affect Optionee’s ability to sell or otherwise transfer some or all of the Shares purchased by Optionee through the exercise of this Option.

Section 9. Cancellation of Options and Repayment of Gains.

               Notwithstanding any other provision of this Agreement, if the Committee determines that Optionee has entered into or intends to enter into competition with the Company or its Subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competitive covenant, if any, in the employment agreement or engagement agreement between Optionee and the Company which is being violated by such competition, cancel the outstanding Options granted to Optionee and/or require Optionee to pay to the Company an amount equal to any gains derived from the exercise of any Options previously granted to and exercised by Optionee during the one year period prior to the termination of Optionee’s employment or engagement with the Company.

Section 10. Manner of Exercise.

               The Option can be exercised by logging on to www.mellon-investor.com or by calling (888) 767-0102. Optionee will need his or her PIN number.

Section 11. Securities Laws.

               The Committee may from time to time impose any conditions on the exercise of the Option as it deems necessary or advisable to ensure that all options granted under the Plan, and the exercise thereof, satisfy Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission. Such conditions may include, without limitation, the partial or complete suspension of the right to exercise the Option.

Section 12. Issuance of Certificates; Payment of Taxes.

               (a) The Option can only be exercised as to a whole number of shares of Stock. Upon exercise of the Option and payment of the Option Price, a certificate for the number of shares of Stock purchased through the exercise will be issued and delivered by the Company to Optionee, provided that Optionee has remitted to the Company an amount, determined by the Company, sufficient to satisfy the applicable requirements to withhold federal, state, and local taxes, or made other arrangements with the Company for the satisfaction of such withholding requirements.

               (b) Subject to the provisions of Section 11 above, the Company may also condition delivery of certificates for shares of Stock upon the prior receipt from Optionee of any undertakings that it determines are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

Section 13. Rights Prior to Issuance of Certificates.

               Neither Optionee nor the person to whom Optionee’s rights shall have passed by will or by the laws of descent and distribution shall have any of the rights of a shareholder with respect to any shares of Stock issuable upon exercise of the Option until the date of issuance to Optionee of a certificate for such shares as provided in Section 12 above.

Section 14. Option Not to Affect Employment Relationship.

               The Option shall not confer upon Optionee any right to continue in the employ or service of the Company, nor shall the Option interfere in any way with the right of the Company to terminate the employment or engagement of Optionee at any time.

Section 15. Adjustment Upon Changes in Capitalization.

               In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting the Stock, or any distribution to stockholders other than a cash dividend, the Board shall make such adjustments to the aggregate number of Shares subject to, and the Option Price of, any then outstanding Options as it determines appropriate. No fractional shares of Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall, where appropriate, be paid in cash to the Optionee.

Section 16. Interpretation.

               The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

               The undersigned acknowledges receipt of this Stock Option Agreement and agrees to its terms:

Optionee

[INSERT NAME]